Exhibit 99.1

PRESS RELEASE
CONTACT: Liz Shows
Odyssey Marine Exploration, Inc.
(813) 876-1776 x 2335
lshows@shipwreck.net

Odyssey Completes Shipwreck Project Agreement

Tampa, FL – February 17, 2011 - Odyssey Marine Exploration, Inc. (NasdaqCM: OMEX), pioneers in the field of deep-ocean shipwreck exploration, has executed an agreement with Galt Resources, LLC under which Galt will have the right to participate in one of Odyssey’s projects to be chosen by Galt during 2011. Under the terms of the agreement, Galt will receive half the net proceeds, if any, from the selected project until Galt has recouped its initial investment plus three times the investment. Thereafter, Galt will receive a residual 1% of net proceeds for each $1 million invested. No commissions are being paid and none of Odyssey’s securities will be sold or pledged under this agreement. The agreement is non-dilutive and will not result in an increase in total shares outstanding. The return to Galt is based solely on revenue participation from one project. Odyssey has received $5.6 million under this agreement and may opt to receive up to $10 million total.

“This agreement with Galt is a perfect complement to the project agreements already executed with clients of Robert Fraser & Partners over the past year, which allow us to offset upfront risk on a shipwreck project in return for sharing the project’s back-end proceeds,” explained Greg Stemm, Odyssey CEO. “The Galt agreement is a unique way to leverage our projects while minimizing long-term dilution for shareholders. Overall this is less dilutive project financing than we have received on previous projects and reflects a new model for offsetting risk and leveraging the value reflected in our portfolio of projects.”

About Galt Resources

Galt Resources LLC is managed by JCM Marine Ventures, LLC, a company founded and controlled by John Morris. Morris was Odyssey’s co-founder and former CEO who retired from Odyssey’s management team in 2008. He organized JCM Marine Ventures to leverage the extensive experience he has gained in financing deep-ocean exploration projects during the past 25 years, during which time he has been responsible for structuring deals that resulted in raising well over $100 million in the deep-ocean exploration business.

About Odyssey Marine Exploration, Inc.

Odyssey Marine Exploration, Inc. (NasdaqCM: OMEX) is engaged in deep-ocean exploration using innovative methods and state-of-the-art technology. The Company is a world leader in shipwreck exploration, conducting extensive search and archaeological recovery operations on deep-ocean shipwrecks around the world. Odyssey also owns approximately 41% of Dorado Ocean Resources, a company formed in 2010 to discover and commercialize high-value mineral deposits from the ocean floor, and provides proprietary deep-ocean expertise and equipment to Dorado under contract. Odyssey also provides deep-ocean contracting services to governments and companies around the world.

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Odyssey discovered the Civil War-era shipwreck of the SS Republic® in 2003 and recovered over 50,000 coins and 14,000 artifacts from the site nearly 1,700 feet deep. In May 2007, Odyssey announced the historic deep-ocean treasure recovery of over 500,000 silver and gold coins, weighing 17 tons, from a Colonial era site code-named “Black Swan.” In February 2009, Odyssey announced the discovery of Admiral Sir John Balchin’s HMS Victory. Odyssey also has other shipwreck projects in various stages of development around the world.

Odyssey offers various ways to share in the excitement of deep-ocean exploration by making shipwreck treasures and artifacts available to collectors, the general public and students through its webstore, exhibits, books, television, merchandise, educational programs and virtual museum located at www.odysseysvirtualmuseum.com. Odyssey’s shipwreck operations are the subject of a Discovery Channel television series titled “Treasure Quest,” produced by JWM Productions. The 12-episode first season aired worldwide in 2009.

Following previous successful engagements in New Orleans, Tampa, Detroit, Oklahoma City, Charlotte and Baltimore, Odyssey’s SHIPWRECK! Pirates & Treasure exhibit is currently being installed at G.Wiz – The Science Museum in Sarasota, Florida.

For details on Odyssey’s activities and its commitment to the preservation of maritime heritage please visit www.shipwreck.net.

Odyssey Marine Exploration believes the information set forth in this Press Release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, which has been filed with the Securities and Exchange Commission.

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